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                                                                     Exhibit 8.2

            [LETTERHEAD OF POWELL, GOLDSTEIN, FRAZER & MURPHY LLP]

                                 June 16, 1999



HealthCare Financial Partners, Inc.
2 Wisconsin Circle, Fourth Floor
Chevy Chase, Maryland  20815


     Re: Registration Statement on Form S-4 of Heller Financial, Inc. ("Heller") containing the Proxy Statement/Prospectus of Heller and HealthCare Financial Partners, Inc. ("HealthCare"), dated June 16, 1999 (the "Proxy Statement/Prospectus")


Gentlemen:

     You have requested our opinion concerning certain of the federal income tax consequences of certain of the transactions described in the Proxy Statement/Prospectus; specifically, the tax consequences of the merger of HealthCare with and into HF5, Inc., a wholly owned subsidiary of Heller ("HF5"), with HF5 as the survivor of the merger (the "Merger"). In connection with rendering this opinion we have made certain assumptions and relied upon certain representations, including representations of the management of Heller and HealthCare, as to the facts upon which this opinion is based.

     Based upon the assumptions and the representations, we are of the opinion that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Accordingly, we confirm that the discussions of the tax consequences resulting therefrom, as set forth in the Proxy Statement/Prospectus under the subheadings "Federal Income Tax Implications of the Merger to HealthCare Stockholders" and "Federal Income Tax Implications of the Merger to HealthCare, Heller and HF5" appearing under "THE MERGER - The Material Federal Income Tax Consequences," to the extent that they constitute matters of law or legal conclusions, are accurate in all material respects.

     The opinion addresses only the effect under the federal income tax laws of the Merger, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies within any state.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to in the caption hereto and the reference to our firm and the above-mentioned opinion under the heading "THE MERGER - Material Federal Income Tax Consequences" included in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.


                                                 Very truly yours,



                                   /s/ POWELL, GOLDSTEIN, FRAZER & MURPHY LLP